[Missing Graphic Reference]	NEW BRUNSWICK SCIENTIFIC CO., INC. P.O. Box 4005, 44 Talmadge Road Edison, NJ U.S.A. 08818-4005
Investor Contacts:

Thomas Bocchino Vice President, Finance and Treasurer New Brunswick Scientific Co., Inc. 732.650.2500 tbocchino@nbsc.com	Matthew J. Dennis, CFA NBS Investor Relations Clear Perspective Group, LLC 440.353.0552 mdennis@cpg-llc.com

FOR IMMEDIATE RELEASE

New Brunswick Scientific Reports First-Quarter 2007 Earnings

Edison, New Jersey, May 15, 2007—New Brunswick Scientific Co., Inc. (NBS) (Nasdaq: NBSC), today announced financial results for the 2007 first quarter ended March 31, 2007.

The company reported first-quarter 2007 net sales of $15.0 million versus last year’s first-quarter of $17.0 million. U.S. export and sales from our international subsidiaries decreased 4% and domestic sales decreased 24% during the period. The lower net sales during the quarter were anticipated, reflecting fewer shipments of products manufactured in the U.S. due to the implementation of the Company’s Oracle Enterprise Resource Planning (ERP) system during the period. Foreign currency translation had a favorable effect on sales during the 2007 quarter of $741,000.

Strong order intake during the quarter—up 31% compared with the prior-year period—combined with the ERP-related shipping curtailment, resulted in the order backlog increasing 53% at March 31, 2007 from the level at the end of last year’s first quarter.

Net income for the quarter was $92,000, or $0.01 per diluted share, versus $583,000, or $0.06 per diluted share, for the comparable year-ago period. Income from operations declined to $86,000 from $995,000 a year ago.

Gross margin during the three-months was 40.3% compared with first-quarter 2006 gross margin of 40.7%. The decline was due primarily to lower absorption of overhead as a result of the effect of the company’s ERP implementation. First-quarter 2007 selling, general and administrative expenses increased 6% to $4.9 million from $4.6 million during the 2006 quarter, primarily attributable to an unfavorable currency translation effect of $179,000 due to the weaker U.S. Dollar versus European currencies. The 17% year-over-year reduction in research, development and engineering expenses, $1.1 million versus $1.3 million, was attributable to reduced prototypes and certifications compared with the 2006 first quarter.

NBS President and Chief Executive Officer James Orcutt stated: “As we mentioned in our fourth-quarter earnings report, the ERP implementation at our main Edison facility—the most complex and arduous phase of this multi-year process—caused a slowdown in our U.S.-based manufacturing processes, resulting in a temporary reduction in shipments and net sales during the year’s opening three months. While a negative impact was realized in this year’s first-quarter results, the new ERP system is designed to provide significant and sustainable efficiency improvements well into the future.

“Order bookings remained strong during the period—up nearly a third from last year’s first quarter. Routine shipments resumed to normal levels by quarter-end. Our past-due backlog is currently decreasing and includes a large, but manageable, component of orders scheduled for the year’s second half. We are encouraged by the persistent momentum in order rates and look forward to reporting our progress as the year unfolds,” Orcutt concluded.

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About New Brunswick Scientific

New Brunswick Scientific Co., Inc., is a leading global innovator providing a comprehensive line of equipment and instrumentation for the life science industry. The Company’s products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, environmental research and commercial products. Established in 1946, the Company is headquartered in Edison, New Jersey, with sales and distribution facilities located in the United States, Europe and Asia. For more information, please visit: www.nbsc.com

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the Company. The forward-looking statements include a number of risks and uncertainties, which are detailed in Part I, Item 1A, “Risk Factors” of our Annual Reports on Form 10-K, and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory, and other, factors. The Company undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

NEW BRUNSWICK SCIENTIFIC CO., INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2007	April 1, 2006

Net sales	$14,992	$16,967
Operating costs and expenses:
Cost of sales	8,943	10,060
Selling, general and administrative expenses	4,897	4,626
Research, development and engineering expenses	1,066	1,286

Total operating costs and expenses	14,906	15,972
Income from operations	86	995
Other income (expense):
Interest income	85	88
Interest expense	(18)	(90)
Other, net	(7)	(30)
	60	(32)

Income before income tax expense	146	963
Income tax expense	54	380
Net income	$92	$583

Basic income per share	$0.01	$0.06
Diluted income per share	$0.01	$0.06
Basic weighted average number of shares outstanding	9,219	9,050
Diluted weighted average number of shares outstanding	9,297	9,117

SELECTED CONSOLIDATED BALANCE SHEET ITEMS
(Dollars in thousands)
(Unaudited)

	March 31, 2007	December 31, 2006

Cash and cash equivalents	$7,996	$8,082
Accounts receivable, net	11,579	15,520
Inventories	15,879	13,483
Property, plant and equipment, net	8,831	8,921
Total assets	58,701	59,117
Accounts payable and accrued expenses	10,745	11,366
Long-term debt, net of current installments	762	874
Shareholders’ equity	45,419	45,146
Working capital	27,595	27,333
Current ratio	3.4 to 1	3.3 to 1